Exhibit 21.1
Nextera Enterprises, Inc. Subsidiaries
W Lab Acquisition Corp.
Nextera Business Performance Solutions Group, Inc.
Nextera Canada Co.
Nextera Economics, Inc.
All subsidiaries are directly or indirectly 100% owned by Nextera Enterprises, Inc.